Exhibit 99.1

FOR IMMEDIATE RELEASE

HOLLIS-EDEN PHARMACEUTICALS ISSUES NOTICE

PURSUANT TO NASDAQ MARKETPLACE RULE 4803(a)

SAN DIEGO – February 1, 2006 — Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) announced today that it received a letter from the NASDAQ Listing Qualifications Department indicating that the Company has remedied its previous non-compliance with the stockholder approval requirements of NASDAQ Marketplace Rule 4350 relating to certain stock option grants issued to two new members of the Company’s board of directors in June, 2004. Although NASDAQ has indicated that the Company is now in full compliance with the NASDAQ Listing Qualifications and the matter is now closed, in accordance with NASDAQ Marketplace Rule 4803(a), the Company is required to issue this press release to announce that the Company received notice from NASDAQ of the Company’s previous non-compliance.

In the letter from NASDAQ, the staff indicated that stock option grants issued to Marc Sarni and Jerome Hauer, two of the Company’s directors, in June 2004 in connection with their appointment to the Company’s board of directors could not be considered “inducement grants” for purposes of relying on the inducement grant exemption to shareholder approval set forth in NASDAQ Marketplace Rule 4350(i)(1)(A)(iv). The grants had been appropriately approved by the Company’s board of directors and the Company promptly filed a press release announcing the granting of these options in reliance upon the Company’s good faith interpretation that the inducement grant exemption to shareholder approval set forth in NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) was available for these stock option grants. In addition, these options have been subsequently reported and disclosed by the Company in the relevant filings of the Company with the Securities and Exchange Commission. However, the NASDAQ staff’s interpretation of NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) does not allow the use of the inducement grant exemption to shareholder approval for stock option grants to new directors in connection with their appointment as directors.

At the direction of NASDAQ, the Company promptly, with the agreement of Messrs. Sarni and Hauer, rescinded these options, both of which remained unexercised, and issued new options to Mr. Sarni and Mr. Hauer pursuant to the Company’s 2005 Non-Employee Directors’ Equity Incentive Plan which was approved by the Company’s stockholders in April, 2005. These new options have the same material terms as the rescinded options, including the same exercise price, expiration date and vesting schedule. NASDAQ has agreed that the actions taken by the Company have remedied the Company’s non-compliance and that the matter is now closed.

Hollis-Eden Pharmaceuticals

Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company based in San Diego, California, working to become the world leader in the development of a new class of investigational drugs known as immune regulating hormones (IRHs). The goal of IRH therapy is to direct, through controlling gene expression, the production of key cytokines and enzymes that re-regulate immune and metabolic functions toward homeostasis, a profile that could be useful in a wide variety of diseases. The Company has a number of investigational compounds under development, including NEUMUNE, which the Company is developing for use in protection from Acute Radiation Syndrome (ARS); PHOSPHONOL™, a non-IRH candidate for providing protection against DNA mutations from radiation exposure and chemotherapy treatment; and IMMUNITIN™, which has shown activity in a variety of infectious diseases, including HIV/AIDS, tuberculosis and malaria. Hollis-Eden is also developing IRHs for protection from chemotherapy and other conditions of immune dysregulation such as autoimmunity. For more information on Hollis-Eden, contact the Company’s website at www.holliseden.com.

This press release contains forward-looking statements concerning the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement describing a goal, expectation, intention or belief of the Company is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to obtain regulatory approval for NEUMUNE under the U.S. Food and Drug Administration Animal Efficacy Rule, even if shown to be effective in preclinical studies; the ability to receive any stockpiling orders for NEUMUNE from the U.S. and foreign governments, even if approved by regulatory authorities; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.

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Contact:

Dan Burgess, Chief Operating Officer and CFO

or Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals

858-587-9333